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Pricing Supplement dated February 20, 1998                  Rule 424(b)(5)
(To Prospectus dated January 16, 1998 and                   File No. 333-23157
Prospectus Supplement dated January 16, 1998)

                       WASHINGTON REAL ESTATE INVESTMENT TRUST
                           Medium-Term Notes -- Fixed Rate

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Principal Amount:   $50,000,000               Interest Rate:  7.25%
Agent's Discount or Commission: $437,500      Stated Maturity Date: February 25, 2028
Net Proceeds to Issuer:  $48,889,000          Original Issue Date: February 25, 1998

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Interest Payment Dates:  February 25 and August 25 of each year, commencing
                         August 25, 1998.

Redemption:    The Notes may be redeemed at any time at the option of the Trust, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued and unpaid interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (or portion thereof) (the "Redemption Price").

               "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the Notes being redeemed.

               "Reinvestment Rate" means .25% plus the yield on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

               "Statistical Release" means the statistical release designated "H.15 (519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index that shall be designated by the Trust.

Optional Repayment:  The Notes cannot be repaid prior to the Stated Maturity
                     Date.

Currency:  U.S. Dollars

Original Issue Discount:  / / Yes    /X/ No

Form:     Book-Entry

Agents:   Merrill Lynch, Pierce, Fenner & Smith Incorporated
          BT Alex. Brown Incorporated
          First Chicago Capital Markets, Inc.
          Salomon Brothers Inc

Agent acting in the capacity as indicated below:
     / / Agent        /X/ Principal

If as principal:

     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     /X/ The Notes are being offered at a fixed initial public offering price of 98.653% of principal amount.